Exhibit 23.1 – Consent of J. Crane CPA, P.C.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion, by reference in this Registration Statement on Form S-1, of our report dated July 3, 2008, relating to the balance sheet of Imperial Resources, Inc. as of March 31, 2008, and the related statements of operations and stockholders’ equity, and cash flows for the period from inception, August 2, 2007, through March 31, 2008, and to the reference to our firm under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ J. CRANE CPA, P.C.

Cambridge, Massachusetts
July 3, 2008